EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Atlanta, Georgia

May 27, 2005